EXHIBIT 1.1

EFFECTIVE: JUNE 1, 1999

BELIZE

THE INTERNATIONAL BUSINESS

COMPANIES ACT 1990 (AS AMENDED)

MEMORANDUM OF ASSOCIATION

OF

CARLISLE HOLDINGS LIMITED

Registered Agent details

The Belize Bank Limited

60 Market Square

PO Box 364

Belize City

Belize

THE INTERNATIONAL BUSINESS

COMPANIES ACT 1990 (AS AMENDED)

INDEX

MEMORANDUM OF ASSOCIATION

EFFECTIVE: JUNE 1, 1999

BELIZE

THE INTERNATIONAL BUSINESS COMPANIES ACT 1990

(AS AMENDED)

MEMORANDUM OF ASSOCIATION

OF

CARLISLE HOLDINGS LIMITED

1.	NAME

The name of the Company Carlisle Holdings Limited.

2.	REGISTERED OFFICE

The Registered Office of the Company is 60 Market Square, PO Box 1764, Belize City, Belize or such other place within Belize as the Company may from time to time by a resolution of the members determine.

3.	REGISTERED AGENT

The Registered Agent of the Company is The Belize Bank Limited of 60 Market Square, PO Box 364, Belize City, Belize or such other person qualified under the International Business Companies Act 1990 (as amended) (the “Act”) as the Company may from time to time by a resolution of the members determine.

4.	GENERAL OBJECTS AND POWERS

The objects of the Company are to engage in any act or activity that is not prohibited under any law for the time being in force in Belize including, but not limited to, the following:

4.1	to carry on the business of an investment company and for that purpose to acquire and hold, either in the name of the Company or in that of any nominee, shares, stocks, debentures, debenture stock, scrip, bonds, notes, obligations, investments and securities and warrants or options in respect of any shares, stocks, debentures, debenture stock, scrip, bonds, notes, obligations, investments or securities;

4.2	to acquire such shares, stocks, debentures, debenture stocks, scrip, bonds, notes, obligations, investments or securities or warrants or options therein by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise, and whether or not fully paid up, and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit;

4.3	to exercise and enforce all rights and powers conferred by or incident to the ownership of any such shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof and to provide managerial and other executive supervisory and consultancy services for or in relation to any company in which the Company is interested upon such terms as may be thought fit;

4.4	to acquire and hold either in the name of the Company or in that of any nominee and whether as principal or broker or agent any currency in any form in any part of the world and any commodity and to enter into any contract of purchase, sale or option to purchase or sell in respect of any such currency or commodity;

4.5	to offer for public subscription any shares or stocks in the capital of or debentures or debenture stock or other securities of or otherwise to establish or promote or concur in establishing or promoting, any company, société anonyme, association, undertaking or public or private body;

4.6	to carry on business as capitalists, financiers, concessionaires and merchants and to undertake and carry on and execute any other business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realization of, or render profitable, any of the Company’s property or rights;

4.7	to carry on the business of a property investment and holding company and for that purpose to purchase, take on lease, or in exchange, or otherwise acquire, hold, undertake or direct the management of work, develop the resources of, and turn to account any estates, lands, buildings, tenements, and other real property and property of every description, whether of freehold, leasehold, or other tenure, and wheresoever situate, and any interests therein, rights and powers conferred by, or incident to, the ownership of any such property;

4.8	to sell, lease, let, mortgage, or otherwise dispose of, grant rights over or otherwise provide any such property of the Company without seeking rental or consideration for such disposal or provision, or otherwise upon such terms as the Company shall determine;

4.9	to acquire and assume for any estate or interest and to take options over, construct, develop or exploit any property, real or personal or movable or immovable and rights of any kind and the whole or any part of the undertaking assets and liabilities of any person and to act and carry on business as a holding company;

4.10	to acquire, trade and deal with, or hold stocks, shares, bonds, debentures, scrip, investments and securities of all kinds issued in any country in any part of the world;

4.11	to raise and borrow money by the issue of shares, stock, debentures, bonds, obligations, deposit notes and otherwise howsoever and to underwrite any such issue and without limiting the generality of the foregoing to secure or discharge any debt or obligation of or binding on the Company in any manner and in particular by the issue of debentures (perpetual or otherwise) and to secure the repayment of any money borrowed raised or owing by mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future);

4.12	to deposit the monies of the Company with any company or person and to advance and lend money upon such terms as may be arranged and with or without security and to guarantee the performance of any contract or obligation and the payment of money of or by any person or company, and generally to give guarantees and indemnities including guarantees and indemnities in respect of the liabilities of persons whether or not associated with the Company and whether or not the Company receives any consideration therefor and to secure any such guarantee or indemnity by the grant of charges, mortgages or liens on the whole or any part of the Company’s property or assets present or future;

4.13	to apply for, purchase or by other means acquire and protect, prolong and renew any patents, patent rights, brevets d’ invention, licenses, trade marks, protections and concessions or other rights which may appear likely to be advantageous or useful to the Company;

4.14	to acquire and undertake, on any terms and subject to any conditions, the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorized to carry on, or possessed of property suitable for the purposes of the Company;

4.15	to amalgamate with or enter into partnership or any joint purpose or profit-sharing arrangement with or to co-operate in any way with, or assist or subsidize any company, firm or person carrying on, or proposing to carry on, any business within the objects of the Company;

4.16	to purchase with a view to closing or reselling in whole or in part any business or properties which may seem or be deemed likely to injure by competition or otherwise any business or branch of business which the Company is authorized to carry on, and to close, abandon and give up any works or businesses at any time acquired by the Company;

4.17	to act as directors or managers of or to appoint directors or managers of any subsidiary company or of any other company in which this Company is or may be interested;

4.18	to make, draw, accept, endorse, discount, negotiate, execute and issue and to buy, sell and deal in promissory notes, bills of exchange, cheques, bills of lading, shipping documents, dock and warehouse warrants and other instruments negotiable or transferable or otherwise;

4.19	to lend money with or without security and to subsidize, assist and guarantee the payment of money by or the performance of any contract, engagement or obligation by any persons or companies;

4.20	to constitute any trusts with a view to the issue of preferred or deferred or any other special stocks or securities based on or representing any shares, stocks, or other assets specifically appropriated for the purposes of any such trusts, and to settle and regulate and, if thought fit, to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities;

4.21	to pay all preliminary expenses of the Company and any company promoted by the Company or any company in which this Company is or may contemplate being interested including in such preliminary expenses all or any part of the costs and expenses of owners of any business or property acquired by the Company;

4.22	to enter into any arrangements with any Government or authority, imperial, supreme, municipal, local or otherwise, or company that seems conducive to the Company’s objects or any of them and to obtain from any such Government, authority, or company any charters, contracts, decrees, rights, grants, loans, privileges or concessions which the Company may think it desirable to obtain and to carry out, exercise and comply with others;

4.23	to vest any real or personal property, rights or interest, acquired by or belonging to the Company in any person or company on behalf or for the benefit of the Company, with or without any declared trust in favour of the Company;

4.24	to undertake and perform sub-contracts and to act through or by means of agents, brokers, sub-contractors or others;

4.25	to remunerate any person or company rendering services to the Company, whether by cash payment or by the allotment to him or them of shares, stocks, debentures, bonds or other securities of the Company credited as paid up in full or in part or otherwise;

4.26	to procure the Company to be registered or recognized in any part of the world outside Belize;

4.27	to distribute among the members of the Company in kind any property of the Company (whether by way of dividend or otherwise) and in particular any shares, stocks, debentures, bonds or other securities belonging to or at the disposal of the Company;

4.28	to do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others, and either by or through agents, sub-contractors, trustees or otherwise;

4.29	to accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company either in cash, by installments or otherwise, or in fully or partly paid up shares of any company or corporation, with or without deferred or preferred rights in respect of dividend or repayment of capital or otherwise or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company, or corporation, or partly in one mode and partly in another and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired;

4.30	to have the power exercisable solely by resolution of the directors to vest the corpus or the income of any trust in itself and to do all such things as may be conducive to the attainment of such objects; and

4.31	to make such gifts of the Company’s property as all members of the Company in general meeting shall decide including, without limiting the generality thereof, the power to vest all or any part of the Company’s property, revocable or irrevocable, in the name of trustees for the benefit of such person or persons including the Company on such terms as all the members of the Company in general meeting shall decide.

The Company shall have all such powers as are permitted by law for the time being in force in Belize which are necessary or conducive to the conduct, promotion or attainment of the objects of the Company.

5.	EXCLUSIONS

5.1	The Company shall not carry on any business or engage in any activity contrary to Section 5 of the Act.

5.2	For so long as the Company is registered as a public investment company under the Act:

5.2.1	notwithstanding paragraph 5.1 above, the Company may own an interest in real property situate in Belize; and

5.2.2	in its application to the Company, the word “business” in paragraph 5.1 above shall not include the management of funds belonging to persons resident in Belize.

6.	SHARE CAPITAL

6.1	Shares in the Company shall be issued in the currency of the United States of America.

6.2	The authorized capital of the Company is fifteen million United States dollars (US$15,000,000) made up of two (2) classes of shares divided into:

6.2.1	one hundred million (100,000,000) Ordinary Shares without par value (the “Ordinary Shares”), representing US$1,000,000 of the authorised capital;

6.2.2	fourteen million (14,000,000) Preference Shares of US$1.00 par value each (the “Preference Shares”).

6.3	The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the Company is authorized to issue, including, but not limited to, the allocation of different rights as to voting, dividends, redemption or distribution on liquidation, shall be fixed by this Memorandum and the Articles of Association of the Company (either expressly herein or as authorised hereby).

6.4	Without prejudice to any rights or restrictions for the time being attached to any class of shares, on a show of hands at a general meeting of the Company, each holder of an Ordinary Share present in person or by proxy shall have one vote and, on a poll at a general meeting of the Company, each holder of an Ordinary Share present in person or by proxy shall have one vote for each share held by him.

6.5	Registered Shares:

6.5.1	the Company may only issue its authorized shares as registered shares;

6.5.2	the Company may not in any circumstances issue bearer shares.

6.6	Shares in the Company may be transferred, subject to compliance with the requirements of the Act and of this Memorandum and the Articles of Association of the Company.

7.	AMENDMENTS

This Memorandum may be amended by a resolution of the Board of Directors of the Company passed by a majority of the Directors of the Company then in office and eligible to vote on that resolution.